Exhibit 99(13)

January 28, 2010

VIA FACSIMILE AND U.S. MAIL

Mr. Howard N. Feist III	Mr. Richard G. Marcus
Congoleum Corporation	American Biltrite Inc.
57 River Street	57 River Street
Wellesley Hills, MA 02481-2097	Wellesley Hills, MA 02481
Fax: (781) 237-6880	Fax: (781) 237-6880

Re:	Letter Agreeing to Certain Amendments to and
Understandings With Respect to Settlement and
Policy Buyback Agreement and Release

Gentlemen:

Reference is hereby made to the Settlement and Policy Buyback Agreement and Release (“Settlement and Buyback Agreement”), dated April 25, 2006, by and among Congoleum Corporation (“Congoleum”), individually and on behalf of all of the Congoleum Entities; upon its creation, the Plan Trust; American Biltrite Inc. (“ABI”), individually and on behalf of all of the ABI Entities; and Travelers Casualty and Surety Co., formerly known as The Aetna Casualty and Surety Company (“Travelers”), and St. Paul Fire and Marine Insurance Company (“St. Paul”), individually and on behalf of all of the St. Paul Travelers Entities.  Unless otherwise defined or amended herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Settlement and Buyback Agreement.

Except as expressly amended hereby, the Settlement and Buyback Agreement shall continue to be and remain in full force and effect as of its original date. Travelers, St. Paul, Congoleum and ABI hereby agree to revise or confirm their understandings with respect to certain provisions of the Settlement and Buyback Agreement in order to reflect:

1.  The filing of the Second Amended Joint Plan of Reorganization, dated October 22, 2009;

2.  Certain developments in the Chapter 11 Cases, including the withdrawal of the reference by the United States District Court for the District of New Jersey;

3.  The agreement by the St. Paul Travelers Entities to delete any provision contemplating or requiring that the Asbestos Channeling Injunction apply to the ABI Entities; and

4.  Agreements regarding insurance entered into between the ABI Entities and the St. Paul Travelers Entities subsequent to February 1, 1996.

The Settlement and Buyback Agreement shall therefore be amended as follows:

1.	(a) The first paragraph of Section I is hereby amended by deleting the third sentence thereof and substituting in lieu thereof:

“Capitalized terms that are not defined in this Settlement and Buyback Agreement are given the meanings designated in the Second Amended Joint Plan of Reorganization, dated October 22, 2009 and filed by the Debtors on October 22, 2009 in the Court;” and

(b)           The definition of “Plan” set forth in Section I. P is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Plan” means the Second Amended Joint Plan of Reorganization, dated October 22, 2009 and filed by the Debtors on October 22, 2009 in the Court, as such Plan may be modified from time to time in accordance with the terms thereof, provided, however, that such modifications:

(i)
Are consistent with the rights and benefits provided to the St. Paul Travelers Entities under the Settlement and Buyback Agreement, as amended by the letter agreement of January 28, 2010, and with the duties and obligations of, and releases provided by, the Congoleum Entities and the ABI Entities under the Settlement and Buyback Agreement, as amended by the letter agreement of January 28, 2010; and

(ii)	Do not otherwise have a material adverse effect on the interests of the St. Paul Travelers Entities under the Settlement and Buyback Agreement, as amended by the letter agreement of January 28, 2010.

2.	Sections IV.A and IV.B are each hereby amended by deleting the phrase “Bankruptcy Court” and substituting in lieu thereof “Court.”

3.
(a)  The definition of “Confirmation Order” set forth in Section I.G is hereby amended by deleting subsections (ii) and (v) thereof in their entirety and inserting in lieu thereof the following, respectively:

“(ii)           Has the effect of providing that the Asbestos Channeling Injunction applies in full to the St. Paul Travelers Entities with respect to Plan Trust Asbestos Claims and Demands; Asbestos Claims and Demands; and any other Claims which are channeled pursuant to the Asbestos Channeling Injunction.”

and

“(v)           Specifies that the Congoleum Entities, the ABI Entities, the FCR, the Plan Trustee, the ACC, and/or the Claimants’ Representative may not seek to terminate, reduce or limit the scope of the Asbestos Channeling Injunction or any other injunction with respect to any St. Paul Travelers Entities.”

(b)
The text of Section II.F is hereby amended by deleting it in its entirety, but the definition of “Derivative Actions,” namely “Congoleum Derivative Actions [as defined in Exhibit F of the Settlement and Buyback Agreement] and their equivalents” is retained and inserted into Section I (Definitions) of the Settlement and Buyback Agreement as Section I.J.1.

(c)	The first sentence of Section V.A is hereby amended by inserting the phrase “subsequent to January 28, 2010” after the phrase “any of the following contingencies.”

4.
Sections VI.C and VI.F are each hereby amended by inserting the phrase “and any agreements between the ABI Entities and the St. Paul Travelers Entities entered into subsequent to February 1, 1996” at the end of each section after the final phrase “dated February 1, 1996.”

In addition to the foregoing amendments, the Parties have agreed that the following understandings of the Settlement and Buyback Agreement shall be controlling:

1.  The Parties hereby acknowledge and agree that so much of both Sections II.D and IV.B that require Congoleum to file a plan of reorganization that provides for injunctive relief under Section 105(a) for certain non-asbestos Claims running in favor of the St. Paul Travelers Entities have been satisfied, as of the date this letter agreement is signed, by provisions currently found in the Second Amended Joint Plan of Reorganization, dated October 22, 2009.

2.  The Parties hereby acknowledge and agree that Section XVIII, entitled “Legislative Contingency Provision,” has lapsed by its own terms as a result of the passage of time beyond February 15, 2008.

3.  The Parties hereby acknowledge and agree that there has been no breach of or default under the Settlement and Buyback Agreement as of the date this letter is signed.

4.  The Parties hereby acknowledge and agree that, prior to presenting it to the Court, Exhibit A to the Settlement and Buyback Agreement will be modified (a) to make clear that the Court is being asked to approve the Settlement and Buyback Agreement as amended by this letter agreement of January 28, 2010 and (b) to replace the reference in Exhibit A to the Eighth Plan with a reference to the Second Amended Joint Plan of Reorganization, dated October 22, 2009.

The undersigned further agree that this letter agreement may be executed by the Parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Please signify your agreement to the terms of this letter agreement by counter-signing in the place provided below.

TRAVELERS CASUALTY AND SURETY COMPANY AND ST. PAUL FIRE AND MARINE INSURANCE COMPANY (on behalf of all of the St. Paul Travelers Entities)

By:   /s/ Thomas Joyce

       Officer

Acknowledged and agreed this 28th day of January 2010:

CONGOLEUM CORPORATION, CONGOLEUM SALES, INC. and CONGOLEUM FISCAL, INC. (on behalf of all of the Congoleum Entities) By: /s/ Howard N. Feist III Howard N. Feist III Chief Financial Officer	AMERICAN BILTRITE INC. (on behalf of all of the ABI Entities) By: /s/ Richard G. Marcus Richard G. Marcus President

cc:        Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036-4036
Fax:      (212) 858-1500
Attn:     Richard L. Epling, Esq.
Kerry A. Brennan, Esq.

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004-2401
Fax:      (202) 662-6291
Attn:     Mitchell F. Dolin, Esq.

Winston & Strawn LLP
1700 K Street, N.W.
Washington, DC 20006
Fax:      (202) 282-5100
Attn:     William N. Hall, Esq.
John A. Fehrenbach, Esq.